Exhibit 99.1

Imperial Oil Limited 237 – 4th Avenue S.W. Calgary, AB T2P 0H6	News Release

Imperial Oil Limited Appoints Chairman and Chief Executive Officer

—	R.M. Kruger to succeed B.H. March effective March 1
—	B.H. March appointed senior vice president of ExxonMobil Chemical Company

Calgary February 21, 2013 – The board of directors of Imperial Oil Limited is pleased to announce the appointment of R.M. (Rich) Kruger as chairman, president and chief executive officer effective March 1.

Mr. Kruger, currently president of ExxonMobil Production Company, succeeds B.H. (Bruce) March, who has been appointed senior vice president of global operations for ExxonMobil Chemical Company.

“We would like to thank Mr. March for his leadership and vision over the past five years. During his tenure as chairman and CEO, he has led Imperial through a period of strong earnings and company growth, which will enable Imperial to double its size within a decade,” Imperial’s board of directors said today.

As senior vice president of global operations for ExxonMobil Chemical Company, Mr. March will have responsibilities for ExxonMobil Chemical’s worldwide engineering, manufacturing technology and manufacturing operations, which include 17 major manufacturing sites in 11 countries.

ExxonMobil Chemical Company is one of the world’s largest petrochemical companies and has global revenues of $65 billion and earnings of nearly $4 billion.

Mr. Kruger started his career with Exxon in 1981 in Houston, Texas, and held various technical, supervisory, and management positions throughout the United States. In 1996, he became technical manager for Exxon’s engineering activities in the former Soviet Union and in 1999 was appointed vice president, Africa Deepwater, ExxonMobil Development Company. In 2001, he was appointed director and chairman of ExxonMobil’s subsidiaries in Malaysia, and in 2003 was appointed vice president, Asia Pacific/Middle East, for ExxonMobil Production Company.

Mr. Kruger was appointed vice president, United States, of ExxonMobil Production Company in 2005 and in 2006 was named executive vice president of ExxonMobil Production Company. He was appointed president of ExxonMobil Production Company and elected a vice president of Exxon Mobil Corporation in 2008.

A native of Minneapolis, Minnesota, Mr. Kruger holds a mechanical engineering degree from the University of Minnesota and a master’s degree in business administration from the University of Houston.

Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. The company is a major producer of crude oil and natural gas, Canada’s largest petroleum refiner, a key petrochemical producer and a leading marketer with coast-to-coast supply and service station networks.

For further information:
Investor inquiries	Media inquiries
John Charlton	Pius Rolheiser
Investor Relations	Public Affairs
403-237-4537	403-237-2710